Vote-By-Phone Solicitation Script for
(Name of Fund)


This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.


Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)? I am representing Putnam Investments in Boston.

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record) and that your address of record is (address of record)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We noted that we have not yet received your vote. Do you have any questions regarding the proposals I can clarify for you?

(If there are questions regarding the non-routine proposals for Putnam Dividend Growth Fund, Putnam Europe Growth Fund, Putnam
Global Growth Fund, Putnam New Opportunities Fund or Putnam
Voyager Fund, please refer to the Q & A attached.)

Would you like to vote by phone?

(If not, ask the shareholder if they would like another ballot, thank them for their time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your proxy ballot by telephone.

I will now read the information on the proxy card so that you can provide us with your voting instructions.

Putnam (Name of Fund)

Proxy for a meeting of shareholders, July 7, 1994.

This proxy is solicited on behalf the Trustees of the Fund.

The shareholder hereby appoints George Putnam, Hans H. Estin and William F. Pounds, and each of them separately, proxies, with power of substitution, and hereby authorizes them to represent and vote, as designated hereafter, at the meeting of shareholders of Putnam (Name of Fund), on July 7, 1994, at 1:00 p.m., Boston time, and at any adjournments thereof, all of the shares of the Fund which the shareholder would be entitled to vote if personally present.

This proxy when properly authorized will be voted in the manner directed herein by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. The Trustees recommend a vote FOR electing all of the nominees for Trustees and FOR the following proposals:

1.   (All Funds)
     Election of Trustees.

     The nominees are: Jameson Adkins Baxter, Hans H. Estin, John
     A. Hill, Elizabeth T. Kennan, Lawrence J. Lasser, Robert E. Patterson, Donald S. Perkins, William F. Pounds, George Putnam, George Putnam III, A.J.C. Amith, and William N. Thorndike.

     How would you like to vote on this proposal?

          For electing all of the nominees?
          For electing all nominees other than the following nominees? (specify nominees for whom voting authority is withheld)
          Withhold authority to vote for all nominees?

2.   (All Funds)
     Ratify the selection of (see below) as auditors.

     (Coopers & Lybrand: Dividend Growth
                         Dividend Income
                         Global Growth
                         New Jersey
                         New Opportunities
                         U.S. Government Income)
     (Price Waterhouse:  Europe Growth
                         Premier Income
                         Voyager)

     How would you like to vote on this proposal?
          For, Against or Abstain?

3.   (Putnam Dividend Growth Fund, Putnam Europe Growth Fund,
     Putnam Global Growth Fund, Putnam New Opportunities Fund or
     Putnam Voyager Fund only)
     To eliminate the Fund's fundamental investment restriction with respect to investments in investment companies.

     How would you like to vote on this proposal?
          For, Against or Abstain?

4.   (Putnam Dividend Growth Fund, Putnam Europe Growth Fund,
     Putnam Global Growth Fund, Putnam New Opportunities Fund or
     Putnam Voyager Fund only)
     To amend the Fund's fundamental investment restriction with respect to investments in restricted securities.

     How would you like to vote on this proposal?
          For, Against or Abstain?

5.   (Putnam Global Growth Fund only)

     To amend the Fund's fundamental investment restrictions with respect to the use of financial futures contracts and related options.

     How would you like to vote on this proposal?
          For, Against or Abstain?

6.   (Putnam Voyager Fund only)

     To eliminate the Fund's fundamental investment restriction with respect to the pledging of assets.

     How would you like to vote on this proposal?
          For, Against or Abstain?


Thank you.  Do you wish to send the entire message?

To repeat your instructions:

You voted:
     On proposal 1:
     On proposal 2:
     etc.
     Is this correct?

Thank you. We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.

Q & A FOR PUTNAM DIVIDEND GROWTH FUND, PUTNAM EUROPE GROWTH FUND,
PUTNAM GLOBAL GROWTH FUND, PUTNAM NEW OPPORTUNITIES FUND, AND
PUTNAM VOYAGER FUND

On May 6, 1994, a proxy statement was sent to shareholders of Putnam Dividend Growth Fund, Putnam Europe Growth Fund, Putnam Global Growth Fund, Putnam New Opportunities Fund, and Putnam Voyager Fund. Listed below are answers to the questions and concerns shareholders are likely to have regarding non-routine proposals for these funds, followed by answers and information regarding each issue.

WHAT, EXACTLY, ARE THE FUNDS PROPOSING?

      All five funds are seeking to eliminate their fundamental investment restrictions regarding investments in investment companies. The proposal would permit these funds to invest in certain other registered open-end investment companies.

      All five funds are seeking to amend their fundamental investment restrictions regarding investments in restricted securities. The proposal would expand the ability of these funds to invest in certain restricted securities.

      Putnam Global Growth Fund is seeking to amend its fundamental investment restrictions regarding margin transactions and commodities and commodities contracts. The proposal would permit the fund to invest in certain financial futures contracts and related options.

      Putnam Voyager Fund is seeking to eliminate its fundamental investment restriction regarding the pledging of assets, in order to clarify that the fund may sell covered put options on securities.

1. INVESTMENTS IN INVESTMENT COMPANIES:

     What are the issues regarding investments in open-end investment companies?

     Your fund seeks the change to provide maximum flexibility for it to take advantage of securities that might be structured using a pass-through entity. Many of these securities did not exist when your fund's prospectus was originally written, and others may be developed in the future.

     WHY MIGHT THESE PASS-THROUGH ENTITIES BE CONSIDERED
     "INVESTMENT COMPANIES"?

     Because such securities represent investment in an underlying pool of securities, they technically fall under the definition of investment companies as defined by the Investment Company Act of 1940.
     If the proposal is approved, the Trustees intend to adopt a more flexible nonfundamental investment restriction that would only prohibit investments in mutual funds such as the fund. Such a restriction could be revised or eliminated by the Trustees without a shareholder vote.

     WHAT ARE SOME EXAMPLES?

      Certain mortgage-backed securities, such as collateralized mortgage obligations (CMOs) and certain municipal securities such as inverse floaters.

      Shares of a foreign-based investment fund that invests in companies of its home country, which does not allow direct investment in individual companies by U.S. or other foreign investors.

     Even though adding these securities to a portfolio could involve duplication of some fees and expenses, Putnam Management believes they may provide attractive investment opportunities that would be consistent with your fund s objectives and policies.

2. INVESTMENTS IN RESTRICTED SECURITIES:

     What are the issues regarding investments in restricted securities?

     Your fund seeks the change to permit it to invest a greater portion of its assets in securities that are restricted as to resale. Essentially, your fund seeks to increase its flexibility to the extent permitted under recent Securities and Exchange Commission (SEC) guidelines.

     WHAT IS A "RESTRICTED SECURITY"?

     A restricted security is one that is subject to a restriction on its transfer. A common example of such a security is one that has not been registered with the SEC and that is not sold to the general public. Such unregistered securities are frequently purchased by large institutional investors who generally have experience trading restricted securities.

     WHY DOES MY FUND INVEST IN THESE SECURITIES?

     While Putnam Management believes the use of restricted securities can pose some risks and that their use should therefore be limited, Putnam Management also believes that restricted securities can provide many attractive investment opportunities for your fund, especially since the institutional markets for many of these securities in recent years have continued to increase in size and have become more liquid.

     WHAT ARE SOME OF THE RISKS ASSOCIATED WITH INVESTMENTS IN
     RESTRICTED SECURITIES?

     The SEC has long taken the position that mutual funds such as your fund should limit investments in illiquid securities because such securities may present problems of accurate valuation and because a fund owning a high percentage of such securities may have difficulty disposing of them in satisfying redemption requests in a timely fashion.

     In general, illiquid securities have included restricted securities and those securities for which there is no readily available market. The SEC recently revised its position to permit mutual funds to invest up to 15% of their assets in illiquid securities.

     In addition, the SEC has adopted a rule that facilitates the trading of certain restricted securities among institutional investors and has stated that such securities may be treated as liquid securities by a mutual fund if its trustees determine they are, in fact, liquid.

     Putnam Management believes that the fact that a security may be restricted will not necessarily adversely affect its liquidity or the ability of the fund to determine its value. As institutional markets develop, your fund would be constrained by its current investment restriction even though the institutional restricted securities markets could provide both readily ascertainable values for restricted securities and the ability to reduce an investment to cash in order to satisfy fund share redemption orders on a timely basis.

     WHAT CHANGES ARE BEING PROPOSED AND WHY?

     There are two parts to the current proposal:

      Part 1 The SEC recently revised its requirement, which previously stated that mutual funds like your fund should not invest more than 10% of assets in illiquid securities, including restricted securities. The requirement now states that they may invest up to 15% of net assets in these securities. While your fund previously limited investments in these securities to 5% of its net assets, the proposal would allow it to invest up to 15% of its net assets in these securities, in line with the new SEC limits.

      Part 2 In recognition of the increased size and liquidity of the institutional markets for unregistered securities, the SEC has also adopted a rule that states that restricted securities traded under the rule may be treated as liquid, for purposes of investment limitations, if the trustees of a mutual fund like your fund determine that the securities are, in fact, liquid or readily convertible to cash.

     Putnam Management believes that updating your fund's policy with respect to the trading of these securities so it is as flexible as the new SEC regulations permit will allow your fund to benefit from the increasing number of investment opportunities available in the institutional markets.

3.   USE OF OPTIONS AND FUTURES:

     WHAT'S BEHIND THE REQUEST TO CHANGE PUTNAM GLOBAL GROWTH
     FUND'S POLICIES ON THE USE OF OPTIONS AND FUTURES?

     To change the fund's investment restrictions regarding margin transactions and commodities and commodities contracts to expand the fund's ability to invest in financial futures contracts and related options. This would allow the fund to do what Putnam's other global equity funds (Asia Pacific, Europe Growth, and Overseas Growth) are already permitted to do. Under the fund's current fundamental investment restrictions, the fund may only engage in currency futures contracts entered into for hedging purposes. If the proposal is approved, the fund's use of futures contracts and related options would be expanded to permit the fund to buy and sell other types of futures contracts and related options for hedging purposes or to earn additional income.

     WHY IS IT BEING PROPOSED?

     The fund was introduced in 1967 and began investing mostly in global stocks in 1977. The fund's investment restrictions therefore reflect an investment strategy that does not provide the management tools and flexibility desireable in the 1990s.

      WHAT WOULD IT ALLOW THE FUND TO DO?

     Strategically, the change would allow the fund, like its newer counterparts, to hedge its portfolio in two ways:

      Classic hedge   Use  index futures contracts and related
     options to hedge against changes in currency exchange rates or declines in specific markets. An index future is a contract to buy or sell units of a securities index at an agreed price on a specified future date.

      Anticipatory hedge   Use certain index futures contracts
     and related options in the markets of a particular country in which Putnam Management is considering new investments but has not yet completed all the research required to purchase a sufficient quantity of specific investments. Use of these index futures contracts and related options in that market would allow the fund to participate in potentially favorable opportunities there while it becomes more fully invested in individual securities.

     The proposal would also permit the use of futures contracts and related options for other permissible purposes, including earning additional income.

     The fund does not currently contemplate immediately engaging in financial futures and related options transactions other than those involving currency and index futures. However, the proposal would permit the fund to engage in such other transactions without the need for shareholder approval, although the fund would only engage in them to the extent permitted by regulatory requirements.

     WHAT ARE THE RISKS INVOLVED WITH THESE INVESTMENT
     STRATEGIES?

     The use of futures contracts and options involves certain special risks. Futures and options transactions involve costs and may result in losses. Certain risks arise because of the possibility of imperfect correlations between movements in the prices of index futures and options and movements in the prices of the underlying securities index or of the securities in the fund's portfolio that are the subject of the hedge.

     The successful use of index futures and related options further depends on Putnam Management's ability to forecast market movements correctly. Other risks arise from the fund's potential inability to close out its index futures or options positions, and there can be no assurance that a liquid secondary market will exist for any index future or option at any time. Certain provisions of the Internal Revenue Code and certain regulatory requirements may limit the fund's ability to engage in index futures and options transactions.

     The use of most other types of financial futures contracts and related options would involve similar risks but could involve additional risks as well.

4.   POLICY ON PLEDGING OF ASSETS:

     WHAT'S BEHIND THE REQUEST TO CHANGE PUTNAM VOYAGER FUND'S
     POLICY ON THE PLEDGING OF ASSETS?

     Your fund already has broad authority to use options and futures. The proposal seeks to clarify a technicality.

     On the one hand, the fund's investment policy permits the fund to sell put options on securities. On the other hand, the fund's investment restriction on pledging assets may be viewed as prohibiting the selling of put options on securities.

     The proposal simply resolves this possible contradiction by eliminating the restriction on pledging assets.

     If the proposal is approved, the Trustees intend to adopt a more flexible nonfundamental investment restriction on the pledging of assets. Such a restriction could be revised or eliminated by the Trustees without shareholder approval.